To:  Brigus Gold Corp.

And to: Brigus Gold ULC

Each of:
Suite 502, 2000 Barrington Street
Halifax, Nova Scotia
B3J 3K1
Canada
Attention:  Wade Dawe
By Email: wdawe@lineargoldcorp.com

August 3, 2010

RE:           Extensions under Consent Letter (as defined below)

We refer to:

(a)
the Project Facility Agreement dated as of February 20, 2009, (as amended, restated, renewed or otherwise modified from time to time, including, without limitation, pursuant to Deferral Consents dated 28 September 2009, 30 December 2009 and 25 February 2010) among Apollo Gold Corporation (now Brigus Gold Corp, being the “Borrower”), as borrower, Macquarie Bank Limited (“MBL”) and RMB Australia Holdings Limited (“RMB”) (together “Financiers”), as financiers and RMB Resources Inc. (the “Agent”), as agent and security agent for and on behalf of the Financiers (the “PFA”); and

(b)	the Consent Letter issued with respect to the PFA by the Financiers and the Agent to the Borrower and Linear Gold Corp. (now Brigus Gold ULC, being “Linear”) dated 9 March 2010 (the “Consent Letter”).

Terms and expressions defined in the PFA or the Consent Letter (or defined therein by reference to another agreement) shall have the same meaning when used in this letter unless otherwise defined.  All references to the Borrower’s undertakings referred to herein are to those undertakings set forth in the Consent Letter.

1.	Extension with respect to Consent Letter Deliverables

(a)	Pursuant to the terms of the Consent Letter:

(i)
the Borrower agreed to complete the Technical Review of the Project, in a form and substance satisfactory to the Financiers, including (i) finalization of a new resource model (the “Resource Model”) and Life of Mine Plan (the “LOMP”); (ii) determination of appropriate cut off grades for the open pit and underground resources; and (iii) optimisation of the open pit and underground mine planning, by no later than 31 May 2010 (paragraph (g) of Borrower’s undertakings); and

(ii)
the Borrower agreed to deliver a revised Cashflow Model to the Agent, for review and approval by the Agent (acting on the instructions of the Financiers), that otherwise satisfied the requirements of the PFA, by no later than 31 May 2010 (paragraph (h) of Borrower’s undertakings) (such Cashflow Model, together with the Technical Review of the Project, the LOMP and the Resource Model, being the “Deliverables”).

(b)
The Borrower provided each of these Deliverables to the Financiers prior to 30 April 2010.  However, the Financiers determined that these Deliverables were not in a form and substance satisfactory to the Financiers or, where relevant, compliant with the Consent Letter and the PFA.  However, the Financiers acknowledge that these Deliverables are works in progress and additional time will be beneficial to continue the dialogue and technical effort between the Financiers and the Borrower and each of the parties' respective consultants to allow for completion of this work and presentation of the Deliverables in a form and substance satisfactory to the Financiers and, where relevant, compliant with the Consent Letter and the PFA.

(c)	The Borrower has requested, and the Financiers have agreed, to extend the date for delivery of the Deliverables to 30 September 2010, subject to the conditions that:

(i)	the Borrower delivers on a weekly basis, and the Financiers are satisfied with, evidence of the continued progress in relation to each of the Deliverables;

(ii)
the Borrower appoints an appropriately qualified geologist (which may be an employee of the Borrower or an external consultant appointed by the Borrower, who in either case must be satisfactory to the Financiers) who will be responsible for the content and preparation of the Technical Review, the LOMP and the Resource Model;

(iii)
upon delivery on or before 30 September 2010, the Deliverables are in a form and substance satisfactory to the Financiers and, where relevant, compliant with the Consent Letter (as amended by this letter) and the terms, conditions and requirements of the PFA;

(iv)
during the period from the date of this letter to 30 September 2010, the Borrower delivers on a weekly basis an update to the Financiers and the Financiers’ consultants, Golder Associates Pty Ltd., detailing the progress and the steps that it is taking to complete the Technical Review and finalise the preparation of the LOMP and the Resource Model so that upon delivery, the Technical Review, the LOMP, the Resource Model and the Cashflow Model will be in a form and substance satisfactory to the Financiers and appropriate for the purposes of analysing the Project’s debt capacity; and

(v)	on or before 30 September 2010, the Borrower delivers a Corporate Budget that satisfies the requirements of the PFA for the period 1 October 2010 to 31 December 2010.

2.	Repayment Schedule and equity raising

(a)	Pursuant to section 5(b) of the Consent Letter, the parties agreed to a new Repayment Schedule (the “Consent Letter Repayment Schedule”), which provided for, inter alia, the following payments:

Repayment Date	Repayment Amount
The earlier of 30 September 2010 and the date on which the proceeds from any one or more equity raisings following the Transaction Completion Date equals US$10,000,000 (the “Scheduled $10m Repayment”)	US$10,000,000
31 December 2010	US$5,000,000
31 March 2011 – 31 March 2013 with the Repayment Dates to be agreed between the Borrower and the Agent by no later than 30 September 2010 to reflect the Cashflow Model that is approved by the Agent.  In the absence of agreement between the Borrower and the Agent by 30 September 2010, the Secured Moneys shall be due and payable on 31 December 2010.
US$35,000,000

(b)
The Borrower has announced an equity financing at a price per share of Cdn$1.40 with expected gross proceeds of between Cdn$12.0 and Cdn$14.0 million in a press release issued by the Borrower on July 16, 2010 (the “Equity Financing”).  Notwithstanding the Equity Financing, the Borrower has requested that the Financiers agree to an extension of the Scheduled $10m Repayment, on the terms set out below.

(c)
On 19 July 2010, the Borrower delivered an interim Cashflow Model (the “Interim Cashflow Model”) to the Financiers.  The Borrower has requested that the Financiers agree that the following interim Repayment Schedule (the “Interim Repayment Schedule”), which is based on the Interim Cashflow Model, replace the Consent Letter Repayment Schedule until such time that a Repayment Schedule, based on the Cashflow Model that has been delivered in accordance with paragraph 1 above and approved by the Financiers (the “Approved Cashflow Model”), is available and can be used to determine a final Repayment Schedule.

Repayment Date	Repayment Amount
30 September 2010	US$0
31 December 2010	US$5,000,000
31 March 2011	US$4,090,000
30 June 2011	US$4,090,000
30 September 2011	US$4,090,000
31 December 2011	US$4,090,000
31 March 2012	US$4,090,000
30 June 2012	US$4,090,000
30 September 2012	US$4,090,000
31 December 2012	US$4,090,000
31 March 2013	US$4,077,822.49

(d)	As requested by the Borrower, the Financiers agree that the Consent Letter Repayment Schedule be replaced by the Interim Repayment Schedule subject to the terms and conditions set out below:

(i)	the Equity Financing is closed on or before 30 July 2010 with no material adverse change to the expected price per share or gross proceeds to be received from the Equity Financing;

(ii)	the proceeds of the Equity Financing, net of fees payable to the underwriters of the Equity Financing, must be deposited into the Proceeds Account of the Borrower;

(iii)	the Borrower delivers the Deliverables, including, the final Cashflow Model, to the Financiers by 30 September 2010, as required by, and in accordance with the conditions set out in paragraph 1 above;

(iv)
the Interim Repayment Schedule will be subject to review and amendment by the Financiers and will be replaced by a final Repayment Schedule (“Final Repayment Schedule”) that is determined by the Financiers and is in a form and substance satisfactory to the Financiers once the Approved Cashflow Model is received and approved by the Financiers in accordance with paragraph 1 above.  The Final Repayment Schedule will be based on the Approved Cashflow Model;

(v)	the Financiers note that the Interim Cashflow Model:

(A)	assumes a gold price that is different from the assumed gold price that the Lenders have approved in previous Cashflow Models in accordance with clause 11 of the PFA; and

(B)
has made technical assumptions that are different from the Financiers’ current understanding of the Project.  These differences will need to be addressed to the Financiers’ satisfaction in the Technical Review with any required changes being reflected in the Approved Cashflow Model; and

(vi)
the Borrower undertakes that, if the Approved Cashflow Model incorporates a contemplated equity raising in order to ensure compliance with the financial undertakings specified in clause 9.24 of the PFA, the Borrower will use its best endeavours to raise additional equity and to pay the net proceeds of such equity raising into the Proceeds Account as contemplated by the Approved Cashflow Model.

For the avoidance of doubt, if any of these conditions are not met, the Consent Letter Repayment Schedule will apply.  The Financiers also note that, in accordance with the terms of the Consent Letter,  the Standstill End Date will occur on 30 September 2010 and nothing in this letter amends the Standstill End Date nor waives any of the Financiers’ rights upon the occurrence of the Standstill End Date.

3.	Management of the Borrower and Project Completion

Further to their obligations under the PFA and Consent Letter, and in particular pursuant to Schedule 4 of the PFA, the Borrower undertakes to keep the Financiers informed of anticipated changes in corporate and site management and the proposed appointment of new personnel to management positions on an ongoing basis in contemplation of achievement of Project Completion in accordance with the requirements of the PFA and the Consent Letter.

4.	General

(a)
The consents and agreements set forth in Sections 1 to 3 above will be effective upon receipt by the Agent of an executed counterpart copy of this letter, signed by the Borrower and Linear, acknowledging and agreeing to the terms and conditions outlined in this letter.

(b)	Save as expressly set out in this letter, nothing in this letter shall be deemed to:

(i)	be an amendment to the terms of any Transaction Document, including the Consent Letter;

(ii)	be a waiver of or consent by the Agent or the Financiers to any breach or potential breach (present or future) of any provision of the Transaction Documents, including the Consent Letter;

(iii)	be a waiver of an Event of Default, potential Event of Default or Review Event;

(iv)	prejudice or adversely affect any right, power, authority, discretion or remedy arising under any Transaction Document, including the Consent Letter; or

(v)	discharge, release or otherwise affect any liability or obligation arising under any Transaction Document, including the Consent Letter,

and the Agent and the Financiers otherwise reserve all of their rights under the Transaction Documents, including the Consent Letter.

(c)
Pursuant to clause 16.4 (“Costs and Expenses”) of the PFA, the Borrower shall reimburse the Financiers for the amount of all reasonable costs and expenses (including legal fees of external counsel) incurred by the Financiers in connection with this letter.

(d)	This letter shall constitute a Transaction Document for the purpose of the PFA.

(e)
This letter constitutes the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersedes all oral communications and prior writings with respect thereto.

(f)	This letter may be signed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(g)	This letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada which are applicable in the Province of Ontario.

Please indicate your acceptance of the terms and conditions contained in this letter by countersigning the copy of this letter where indicated below.

[Signature page to follow on next following page]

SIGNED FOR RMB RESOURCES INC. IN ITS CAPACITY AS AGENT by Rick Winters	) ) ) ) ) ) ) ) ) )	/s/ Rick Winters Signature of Rick Winters

SIGNED FOR RMB AUSTRALIA HOLDINGS LIMITED, IN ITS CAPACITY AS FINANCIER by Greg Gay	) ) ) ) ) ) ) ) ) )	/s/ Greg Gay Signature of Greg Gay

SIGNED FOR MACQUARIE BANK LIMITED, IN ITS CAPACITY AS FINANCIER by its duly appointed attorneys under power of attorney dated _______________	) ) ) ) ) ) ) ) ) )	______________________________________ Signature of Attorney ______________________________________ Signature of Attorney

ACCEPTED AND AGREED THIS _____________, 2010

BRIGUS GOLD CORP.
By:	/s/ Wade Dawe
Per:

BRIGUS GOLD ULC.
By:	/s/ Wade Dawe
Per: